As Filed with the United States Securities and Exchange Commission on March 3, 2004

Registration No. 333-85692

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 4

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTERDIGITAL COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Charter)

PENNSYLVANIA	23-1882087
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

781 Third Avenue

King of Prussia, Pennsylvania 19406

(610) 878-7800

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Lawrence F. Shay, Esq., General Counsel and Corporate Secretary

InterDigital Communications Corporation

781 Third Avenue

King of Prussia, Pennsylvania 19406

(610) 878-7800

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

InterDigital Communications Corporation (the “Registrant” or the “Company”) hereby amends this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the United States Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion

Preliminary Prospectus dated March 3, 2004

PROSPECTUS

INTERDIGITAL COMMUNICATIONS CORPORATION

This Prospectus relates to the resale by the Selling Shareholders of a total of 170,000 shares of Common Stock, $.01 par value per share (the “Common Stock”) of InterDigital Communications Corporation (the “Company”, “we”, “us” or “our”) which may be issued by the Company upon the exercise of outstanding warrants (the “Warrants”) to purchase shares (the “Shares”) of Common Stock at per share exercise prices ranging from $5.85 to $7.625. The issuance of the Shares upon exercise of the Warrants is not covered by this Prospectus, but rather only the resale of such Shares. See “Selling Shareholders.”

There is no assurance that any of the Warrants will be exercised, and therefore there are no assurances that the Company will receive any proceeds hereunder. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. See “Selling Shareholders.”

The Selling Shareholders and any broker executing selling orders on their behalf may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, (the “Securities Act”) in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTIVE PURCHASERS SHOULD CONSIDER THE RISKS SET FORTH UNDER “RISK FACTORS” COMMENCING ON PAGE 7.

The Shares offered by the Selling Shareholders hereby will be sold at market prices on the Nasdaq National Market or in private sales at prevailing market prices or negotiated prices. The Selling Shareholders may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for Nasdaq National Market transactions. See “Plan of Distribution.”

The Company’s Common Stock is traded on the Nasdaq National Market under the symbol “IDCC.” On March 2, 2004, the last reported price of the Company’s Common Stock as reported by the Nasdaq Stock Market was $26.75 per share.

The date of this Prospectus is                     , 2004

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

THE COMPANY

We are in the business of designing and developing advanced wireless technology solutions, which we make available for license or sale to semiconductor companies and equipment producers. These solutions (many of which are patented) include inventions, know-how and other technical data (e.g., software, designs, specifications) related to the design and operation of digital wireless products. We seek to monetize our investment in technology development primarily through patent licensing and/or the sale or license of various portions of the technology (e.g., reference designs, know-how and software) that we have developed for incorporation in products of semiconductor and other equipment manufacturers. Also, we have entered strategic partnering arrangements with other companies to develop new technologies in which we typically have retained ownership of all or portions of the applicable patents, copyrights, know-how and/or other technical data.

We invest heavily in the development of advanced wireless technology and related products by building and sustaining a highly specialized engineering team. Our technology development programs broaden and deepen our extensive patent portfolio, expand our body of technical know-how related to standards-based wireless technologies and systems, and support bringing our technologies to the market in the form of products. We are developing technologies that may be utilized to extend the life of the current generation of products, may be applicable to multiple generational standards such as 2G, 2.5G and 3G cellular standards as well as WLAN standards, and may have applicability across multiple air interfaces.

Over the course of our history, we have designed, developed and placed into operation a variety of advanced wireless technologies, systems and products. In addition, through our involvement in the standards bodies and incubation efforts, we monitor emerging technologies being developed to deliver voice and data in a wireless environment. Since 1999, we have focused most of our technology and product development efforts on the 3G air interface technology referred to as WCDMA.

As a result of our development efforts, we have in the past filed, and will continue to actively file, additional patent applications throughout most of the world, primarily relating to 2.5G and 3G products.

A significant portion of our business involves the licensing of our patents on a worldwide basis. Our revenues and cash flow have been generated primarily through royalties from the licensing of our patent portfolio, and we expect this to continue. In addition, we have in the past and currently seek to generate revenues and cash flow from licensing of other technology products (e.g., reference designs, know-how and software) and the provision of specialized engineering services.

We also actively participate in the standard setting process, contributing solutions that are incorporated from time to time into wireless communications standards. Wireless communications standards are formal guidelines for engineers, designers, manufacturers and service providers, that regulate and define the use of the licensed radio frequency spectrum for wireless communications products and services used in the marketplace. In order to provide for interoperability, most wireless products are manufactured to comply with standards adopted by these organizations either on a regional or worldwide basis. New standards are typically adopted with each new generation of products. “Essential” patents claim those inventions that must be used by equipment that operates in conformance with a standard. To lawfully manufacture, have made, sell, offer to sell, or use such products, a manufacturer or other entity doing so must obtain a license from the holder of those essential patent rights. A number of our patented inventions have been included in various digital wireless communications standards. Many of these patented inventions are considered essential to build equipment in accordance with the standards. Our inventions are embedded into products targeted for the following wireless telecommunications applications: mobile phones, personal digital assistants, mobile computing devices, other terminal-end wireless devices, base stations and other infrastructure equipment.

We have a strong history developing wireless technologies including those related to CDMA and TDMA. A number of our TDMA inventions are being used in a broad range of 2G and 2.5G wireless networks and mobile and fixed terminal-end devices and we believe such inventions are essential to those standards and to the TDMA 2G and 2.5G backwards compatibility included in many 3G wireless networks and terminal-end mobile and fixed devices. With respect to CDMA technologies, we also have led industry innovation and patented our resulting CDMA inventions and today hold a significant worldwide portfolio of patents and patent applications for CDMA technology. We believe that a number of our inventions are essential to the implementation of the 2G and 2.5G and 3G CDMA systems in use today. We also expect that many of our patents and patents expected to issue from existing applications will be commercially important in the actual 2G, 2.5G and 3G product implementations. Accordingly, we believe that companies making, using or selling products compliant with these standards require a license under our patents. We also believe that our patents have application beyond the digital cellular environment, including WLAN and smart antenna solutions.

Currently, numerous manufacturers supply digital cellular equipment conforming to such standards. While some companies seek licenses before they commence manufacturing devices that use our patented inventions, many others do not. Consequently, we expend significant effort identifying potential users of our inventions and negotiating license agreements with companies that may be reluctant to do so. Consequently, we approach these companies and seek to establish license agreements. In our license negotiations, we typically seek compensation for the prior sales of infringing equipment, as well as patent royalties for future sales of equipment incorporating the patented inventions. We are in active discussions with numerous companies on a worldwide basis regarding the licensing of our patents.

When we enter into a new patent license agreement with a licensee, the licensee typically agrees to pay consideration for sales made prior to the effective date of the license agreement and also agrees to pay royalties or license fees on products that it will sell during the term of the agreement. We expect that, for the most part, new license agreements will follow this model. In circumstances where we receive consideration for sales made prior to the effective date, we recognize revenue in the quarter in which the patent license agreement is signed. However, if the license agreement is reached as part of the settlement of patent infringement litigation, we recognize consideration for past sales as other income. (See below) Our license agreements are structured on a prepaid, paid-up, or current royalty-bearing basis, or a combination thereof. Non-refundable prepayments are advances against payment of future royalties, and are usually made in exchange for prepayment discounts. We recognize revenue from the prepayment as sales are reported. As the licensee reports sales of covered products, the royalties due are calculated and either applied against any prepayment, or paid in cash. Sometimes, the royalties due are applied in full against the prepayment while other times they are applied in partial satisfaction (e.g.,

40%). In the latter case, a royalty would be due for the remaining amount not applied against the prepayment (e.g., 60%). Additionally, royalties on sales of covered products under the license agreement are payable or exhausted against prepayments based on the royalty formula applicable to the particular license agreement. These formulas include flat dollar rates per unit, a percentage of sales, percentage of sales with caps, and other similar measures. The formulas can also vary by other factors including territory, covered standards, quantity, and dates sold.

Most of our license agreements that provide for the payment of royalties on an ongoing basis require the payment of royalties based on sales of products built to a particular standard. A few agreements provide for payment of royalties once we have received a patent in the applicable geographic region. We generally recognize royalty revenue as earned based on royalty reports provided by our licensees or based on reasonable estimates.

Most of our license agreements are royalty bearing. However, certain of our license agreements are paid-up, and do not require further payments under specified ranges of conditions (e.g., for products built to particular standards). We recognize revenues related to paid-up amounts on a straight-line basis over the effective term of the license.

Expenditures relating to maintaining our current licenses (other than enforcement proceedings) are not material, and are predominantly administrative in nature. Revenues from patent license agreements have been used for general corporate purposes including substantial reinvestment in standards contributions, technology development and productization. Revenues generated from royalties are subject to quarterly and annual fluctuations.

From time to time, if we believe that a third party is required to license our patents in order to manufacture and sell digital cellular products and such third party will not enter into a license, we may institute legal action against the third party. These legal actions typically take the form of a patent infringement lawsuit. In a patent infringement lawsuit, we would typically seek damages for past infringement, and an injunction against future infringement. As part of a settlement of any such lawsuit, we would expect to recover consideration for past infringement, as well as license future sales in return for the payment of a license fee(s) and/or ongoing royalties. Court awards and settlements of patent infringement lawsuits can be substantial, but are uncertain, unpredictable and often of a non-recurring nature. The response from the third party can come in the form of challenges to the validity and applicability of our patents. The risks to our licensing program from an adverse ruling and the monetary cost of patent litigation can be significant. If we recover amounts owed for past sales from the settlement of litigation (excluding contractual arbitration rulings) or pursuant to a litigation award, we recognize these amounts as other income.

In addition, we and our licensees, in the normal course of business, may have disagreements as to the rights and obligations of the parties under the applicable license agreement. For example, we could have a disagreement with a licensee as to the amount of reported sales and royalties. The license agreements typically provide for private arbitration as the mechanism for resolving disputes. Arbitration proceedings can be resolved through an award rendered by the arbitrators or by settlement between the parties. Awards and settlements of arbitration proceedings can be substantial, but are uncertain, unpredictable and often of a non-recurring nature. In circumstances where we receive consideration from the resolution of a disagreement or arbitration with a licensee over the terms of an existing agreement, whether by arbitrators’ award or by settlement, we recognize the related consideration as revenue.

The mailing address and telephone number of our principal executive offices are as follows:

InterDigital Communications Corporation

781 Third Avenue

King of Prussia, Pennsylvania 19406

(610) 878-7800

RISK FACTORS

This section highlights specific risks with respect to an investment in our Company. In analyzing this offering, prospective purchasers should carefully consider these risks. We caution you that this Prospectus, as well as the documents that we have filed with the Commission that are incorporated by reference in this Prospectus, contain forward-looking statements that are based on management’s beliefs and assumptions and on information that is currently available to us. You should carefully consider the risks and uncertainties described below and in the documents filed with the Commission that are incorporated herein by reference before purchasing the Common Stock.

Forward-looking statements relied upon by management reflect, among other things, our current intentions and plans or expectations as to (i) our ability to monetize our investment in technology primarily through patent licensing and/or the sale or license of technology, (ii) the use and applicability of our technologies, (iii) the applicability of and the essential and commercially important nature of our patents and patent applications, (iv) our ability to enter into new license agreements and the terms of those agreements, and (v) the outcome of patent infringement litigation and arbitration proceedings, including settlements thereof Words such as “seek”, “maybe”, “will”, “believe”, and “expect”, variations of such words, and words with similar meaning or connotations are intended to identify such forward-looking statements.

Such statements are subject to risks and uncertainties. We caution readers that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such forward looking statements. You should not place undue reliance on these forward-looking statements, which apply on or as of the date of this report. Certain of these risks and uncertainties are described in greater detail in the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003. It should also be noted that risks described as affecting one forward-looking statement may affect other forward-looking statements. In addition, other factors may exist that are not fully known to us at this time. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Our Prior Use of Arthur Andersen LLP as Our Independent Auditor May Pose Risks To Us and Limit Your Ability to Seek Potential Recoveries From Them Related to Their Work

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security interest pursuant to such registration statement (unless it is proved to be that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On April 16, 2002, we announced that we had made a determination to engage PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent public accountants and no longer engage Arthur Andersen LLP (“Arthur Andersen”) in such capacity. Our consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2001, have been audited by Arthur Andersen, as stated in their report dated February 14, 2002, included in our Form 10-K for the year ended December 31, 2002, which is incorporated by reference in the Registration Statement. Prior to the date of this Prospectus, the Arthur Andersen engagement partner and engagement manager who reviewed our most recent audited financial statements resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the Registration Statement of its audit reports with respect to our financial statements. Under these circumstances, Rule 437a under the Securities Act permits us to file the Registration Statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to events regarding Arthur Andersen over the past several years.

Our Technologies May Not Be Adopted By the Market or Widely Deployed.

We invest significant engineering resources in the development of advanced wireless technology and related products and could be making substantial investments in the development of wireless technologies that may not be recoverable or not result in meaningful revenue. To increase future revenues and our share of the 3G market, we are dependent upon the wide deployment of products based on the technologies in which we invest. Competing digital wireless technologies could reduce the opportunities for deployment of the technologies in which we have invested. For example, if the technologies in which we invest are not adopted in the mainstream markets or in time periods we expect or we are unable to secure partner support for our technologies, our business, financial condition and operating results could be adversely affected. Our ability to capitalize on our investment in TDD, for example, depends upon market interest in W-TDD as well as other applicable TDD technologies such as TD-SCDMA., WLAN, which enables users to connect laptops and personal digital assistants to the Internet, is already being marketed worldwide and is competitive with TDD in a non-mobile, data-only environment. In addition, if the initial deployment of FDD for data applications obtains significant market share, or if FDD high speed downlink packet access gains market acceptance, the niche targeted for TDD could be reduced or eliminated. All of these competing technologies also could impair multi-vendor and operator support for TDD, key factors in defining opportunities in the wireless market.

Our Technology and Product Development Activities May Be Subject to Delays

We may experience technical, financial or other difficulties or delays related to the further development of our technologies and products. Delays can be costly, and there can be no assurance that our development efforts will ultimately be successful. Further, if such engineering efforts are not successful or delays are serious, our existing and potential strategic relationships could suffer or these strategic partners could be hampered in their marketing efforts of products containing our technologies. As a result we could experience reduced revenues or we could miss critical market windows. Moreover, our technologies have not been fully tested in commercial use. It is possible that they may not perform as expected. In such case, our business, financial condition and operating results could be adversely affected.

The Markets for Our Technologies and Our Products May Fail to Materialize in the Manner We Expect.

We are positioning our current development projects for the evolving advanced wireless markets. Certain of the these markets, in particular the 3G market and the market for smart antenna solutions, may continue to develop at a slower rate or pace than we expect and may be of a smaller size than we expect. Additionally, our projects targeting the emerging 3G market do not have direct bearing on the 2.5G or any other market which has developed or might develop after the 2G market but prior to the development of the 3G market. For example, the potential exists for 3G preemption by the success of current or future 2.5G solutions. In addition, there could be fewer applications for our technology and products than we expect. The development of the 3G and other advanced wireless markets also could be impacted by general economic conditions, customer buying patterns, timeliness of equipment development, pricing of 3G infrastructure and mobile devices, rate of growth in telecommunications services that would be delivered on 3G devices, and availability of capital for and the high cost of radio frequency licenses and infrastructure improvements. Failure of the markets for our technologies and our products to materialize to the extent or at the rate we expect could reduce our opportunities for sales and licensing and could materially adversely affect our longer-term business, financial condition and operating results.

Our Future Financial Condition and Operating Results Could Fluctuate.

Our financial condition and operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Our operating results may continue to fluctuate because (i) our markets are subject to increased competition from other products and technologies and announcements of new products and technologies by our competitors; (ii) it is difficult to predict the timing and amount of licensing revenue associated with past infringement and new licenses, or the timing, nature or amount of revenues associated with strategic partnerships; (iii) we may not be able to enter into additional or expanded strategic partnerships or license agreements, either at all or on acceptable terms; (iv) the strength of our patent portfolio could be weakened through patents being declared invalid, our claims being narrowed, design-arounds, changes to the standards, and adverse court decisions; (v) our revenues are in currently dependent on sales by our licensees which is outside of our control and which could be negatively impacted by a variety of factors including global economic conditions, buying patterns of end users, competition for our licensees’ products, and any decline in the sale prices our licensees receive for their covered products. General economic and other conditions which also cause a downturn in the market for our products in development or technology could also adversely affect our operating results. Because the base level of many of our expenses is relatively fixed, variations in revenue from a small number of customers could cause our operating results to vary from quarter to quarter. In addition, increased expenses which could result from factors such as increased litigation costs, actions designed to keep pace with technology and product market targets, and other strategic investments, could adversely impact near-term operating results. The foregoing factors are difficult to forecast and could adversely affect both our quarterly and annual operating results and financial condition

Additionally, while we license a portfolio of patents, our 2G licensing revenue is expected to be impacted negatively over time by the decline of the 2G market coupled with the expiration of certain of our TDMA patents starting in 2006. Our revenue and cash flow also could be impacted by: (i) the deterioration of the financial condition of any licensee or the unwillingness of any licensee to satisfy all of their royalty obligations on the terms we expect; and (ii) the failure of 2G and 2.5G sales to meet market forecasts due to global economic conditions, political instability, competitive technologies, or otherwise.

Global Economic Weakness That Impacts the Wireless Communications Industry Could Negatively Affect Our Development and Licensing Efforts.

Recent economic weakness has had wide-ranging effects on markets that we serve, particularly equipment manufacturers, semiconductor companies, and network operators. Although general economic conditions seem to have shown signs of improvement, such business may continue to be concerned about profitability and continue to be reluctant to increase spending on technology and product development. To the extent this trend continues, our development and licensing efforts may be negatively impacted.

The Number of Licensors and Lower Royalty Rates Could Adversely Impact Our Future Revenue and Cash Flow.

A number of companies have made claims as to the essential nature of their patents for products for the 3G market. Additionally, licensees, individually and collectively, are increasingly demanding that the royalty rates for 3G patents be lower than historic royalty rates, and in some cases, that the aggregate royalty rates for their 3G products be capped at a maximum amount. Both the increasing number of potential licensors of 3G technology and any downward pressure on royalty rates for such technology could cause a decrease in the royalty rates we receive for use of the inventions covered by our patents, causing future revenue and cash flow to be lower than we anticipate.

We Face Substantial Competition From Companies with Greater Resources.

Competition in the wireless telecommunications industry is intense. We face competition from companies developing other technologies from existing companies that provide products and services comparable to ours such as in-house development teams at semiconductor corporations and telecommunication equipment suppliers, as well as from new competitors to the market. (See, “-Our Technologies May Not Be Adopted By the Market or Widely Deployed.”) Many current and potential competitors may have advantages over us, including (a) existing royalty-free cross-licenses to competing and emerging technologies; (b) longer operating histories and presence in key markets; (c) greater name recognition; (d) access to larger customer bases; and (e) greater financial, sales and marketing, manufacturing, distribution channels, technical and other resources. In particular, our more limited resources and capabilities may adversely impact our competitive position if the market trends toward the provision of an existing complete technology platform solution which larger equipment manufacturers have the ability to provide.

Our Industry is Subject to Rapid Technological Change, Uncertainty, and Shifting Market Windows.

Our market success depends, in part, on our ability to keep pace with changes in industry standards, technological developments, and varying customer requirements. Changes in industry standards could adversely affect the development of and demand for our technology, rendering products and technology currently under development obsolete and unmarketable. Although our strategy includes significant involvement in standards activities and incubation initiatives, if we fail to anticipate or respond adequately to these shifts or experience any significant technical, financial, or other delays in the development, introduction or commercial availability of our products and technology, we could miss a critical market window, reducing or eliminating our ability to capitalize on our technology, products, or both.

Our Revenues During the First Nine Months of 2003 were Derived Primarily from Three Patent Licensees.

Revenues from patent license agreements with Sony Ericsson, NEC and Sharp accounted for approximately 79% of our recurring revenues during the first nine months of 2003. In the event any of these licensees fail to meet their payment obligations under their respective license agreements (with the exception of the NEC 2G Agreement for which all cash has been received), our future revenue and cash flow could be materially adversely impacted. Additionally, since two of these companies (accounting for approximately 66% of our recurring royalty revenue during the first nine months of 2003) are based in Japan, the future level of revenue and cash flow from these two companies could be impacted by general economic conditions in Japan and would be impacted by each company’s respective success in selling covered products in markets both inside and outside of Japan.

We Rely on Relationships with Third Parties to Develop and Deploy Products.

The successful execution of our strategic plan is partially dependent on the establishment and success of relationships with equipment producers and other industry participants. Our plan contemplates that these third parties will permit access to product capability, markets, and additional libraries of technology. We currently have one semiconductor partner in our FDD technology development effort, Infineon. Delays or failure to enter into additional partnering relationships to facilitate other technology development efforts could impair our ability to introduce into the market portions of our technology and resulting products or cause us to miss critical market windows.

Claims by Third Parties That We Infringe Their Intellectual Property Could Adversely Affect Our Business.

If any of our products infringe the intellectual property rights of a third party, we could be required to redesign such products, take a license from such third party, and/or pay damages to the third party. If we are unable to take a license and/or if we cannot economically redesign such products, we could be prohibited from marketing such products. In such case, our prospects for realizing future revenue could be adversely affected. If we are required to obtain licenses and/or pay royalties to one or more patent holders, this could have an adverse effect on the commercial implementation of our wireless products.

Our Revenue and Cash Flow Depend Upon the Success of Our Licensing Program.

Over the next several years, our strategic plan depends upon our ability to continue to generate patent licensing revenue and cash flow related to the sale by third parties of wireless devices and infrastructure compliant with the 2G, 2.5G, and 3G digital cellular standards in use today, among them GSM, GPRS, EDGE, TIA/EIA-54/136, PDC, PHS, WCDMA, and cdma2000. Our ability to collect such revenue and cash flow is subject to a number of risks.

Impact of Nokia and Samsung Arbitrations

First, we believe that the license agreements with Ericsson and Sony Ericsson establish the financial terms necessary to define the royalty obligations of Nokia and Samsung on 2G GSM/TDMA and 2.5G GSM/GPRS/TDMA products under their existing patent licensing agreements with ITC. However, Nokia and Samsung each dispute the applicability of the Ericsson and Sony Ericsson agreements, and these disputes are in arbitration. (See, “-Business Activities, Patent and Technology Licensing, Legal Proceedings. Contractual Arbitration Proceedings.”) These disputes have delayed our receipt of the payments that we believe are due from each of Nokia and Samsung. In addition, the resolution of these disputes could (a) reduce or eliminate amounts that we believe Nokia and/or Samsung owe and/or are required to pay in the future, and (b) impact negotiating leverage in patent licensing activities.

Challenges to and Expirations of Existing License Agreements

Revenue and cash flow from existing and potential licensees may also be impacted by challenges to our interpretation of provisions of license agreements. Such challenges could result in rejection or modification of license agreements and the termination, reduction, and suspension of payments. Also, the Sony Ericsson Agreement covering the sale of 2G/2.5G products which accounted for 13% of our recurring royalty revenues during the first nine months of 2003 expires at the end of 2006 and the PHS/PDC license agreement with Sharp which accounted for 21% of our revenues during the first nine months of 2003 expires in 2008. In the case of the Sony Ericsson Agreement, the expiration will terminate payments relating to that license agreement, and in the case of the Sharp PHS/PDC license agreement the expiration would terminate the payments relating to that license agreement unless the expiration date for that agreement is extended.

Ability to Enter into New License Agreements

We face challenges in entering into new patent license agreements. While discussions with unlicensed companies are proceeding, significant negotiation issues arise from time to time. For example, manufacturers of 2G products can be reluctant to enter into a license agreement because such companies might be required to make a significant lump sum payment for unlicensed past sales. Also, many of the inventions we believe will be employed in 3G products are the subject of our patent applications which have not yet been issued by the relevant patent reviewing authorities and certain prospective licenses are unwilling to license patent rights prior to a patent’s issuance. Additionally, in the ordinary course of negotiations, in response to our demand that they enter into a license agreement manufacturers raise different defenses and arguments including defenses and arguments (i) as to the essential nature of our patents, (ii) that their products do not infringe our patents, (iii) that they are indemnified or otherwise protected by third parties against infringement, and (iv) relating to the impact on them of other litigation matters in which we are involved. Although we address the arguments and defenses during the negotiations by asserting our positions on essentiality and infringement and our positions that any relationship between the prospective licensee and a third party and the impact of other litigation do not provide a defense to the legal requirement for a patent license, we can not be assured that all prospective licensees will be persuaded during negotiations to enter into a patent license.

Defending and Enforcing Patent Rights

Major telecommunications equipment manufacturers have challenged, and we expect will continue to challenge, the validity of our patents. In some instances, certain of our patent claims have been declared invalid or substantially narrowed. While we continue to maintain a worldwide portfolio of patents that they believe are valid and infringed and while we intend to vigorously defend and enforce such patents, we cannot assure that the validity of these patents will be maintained or that any of the key patents will be determined to be applicable to any 2G or 3G product. Any significant adverse finding as to the validity or scope of our key patents could result in the loss of patent licensing revenue from existing licensees and could substantially impair our ability to secure new patent licensing arrangements.

In addition, the cost of defending our intellectual property has been and may continue to be significant. Litigation may be required to enforce our intellectual property rights, protect our trade secrets, enforce confidentiality agreements, or determine the validity and scope of proprietary rights of others. In addition, third parties could commence litigation against us seeking to invalidate our patents and/or have determined that our patents are unenforceable. As a result of any such litigation, we could lose our proprietary rights and/or incur substantial unexpected operating costs. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention that, in turn, could negatively impact our results of operations. Moreover, third parties could circumvent our patents not considered essential to the standards through design changes. Any of these events could adversely affect our prospects for realizing future income.

Our License Agreements Contain Provisions which Could Impair Our Ability to Realize Licensing Revenues.

Certain of our licenses contain provisions that could cause the licensee’s obligation to pay royalties to be reduced or suspended for an indefinite period, with or without the accrual of the royalty obligation. For example, some of the existing license agreements may be renegotiated or restructured based on most favored licensee or other provisions contained in the applicable license agreement. The assertion or validity of such provisions could interfere with our ability to generate recurring licensing revenue under the existing agreements or the timing of such revenue.

We Face Risks From Doing Business in Global Markets

A significant portion of our business opportunities lie in a number of international markets. Accordingly, we could be subject to the effects of a variety of uncontrollable and changing factors, including: difficulty in protecting our intellectual property and enforcing contractual commitments in foreign jurisdictions; government regulations, tariffs and other applicable trade barriers; currency control regulations; political instability; natural disasters, acts of terrorism and war; potentially adverse tax consequences; and general delays in remittance and difficulties of collecting non-U.S. payments. In addition, we are also subject to risks specific to the individual countries in which our customers, our licensees and we do business.

Consolidations in the Wireless Communications Industry Could Adversely Affect Our Business

The wireless communications industry has experienced consolidation of participants, and this trend may continue. The increasing concentration within the wireless industry may reduce the number of licensing opportunities and may, in some instances, result in the loss or elimination of existing royalty obligations. Further, if wireless carriers consolidate with companies that utilize technologies competitive with our technologies, we could lose market opportunities.

We Depend on Sufficient Engineering and Licensing Resources

Competition exists for qualified individuals with expertise in licensing and with significant engineering experience in emerging technologies, like WCDMA and Smart Antenna. Our ability to attract and retain qualified personnel could be adversely impacted by any negative perception of the Company in the wireless industry, as well as our ability to offer competitive cash and equity compensation and work environment conditions. The failure to attract and retain such persons with relevant and appropriate experience could interfere with our ability to enter into new licenses and undertake additional technology and product development efforts, as well as our ability to meet our strategic objectives.

Market Predictions are Forward-Looking in Nature

Our market strategy is based on our own predictions and on analyst, industry observer and expert predictions, which are forward-looking in nature and are inherently subject to risks and uncertainties. The validity of their and our assumptions, the timing and scope of the 3G market, economic conditions, customer buying patterns, timeliness of equipment development, pricing of 3G products, growth in wireless telecommunications services that would be delivered on 3G devices, and availability of capital for infrastructure improvements could affect these predictions. If any of these predictions are wrong, our strategic plan may require a significant shift and our operating results could be adversely affected.

If Wireless Handsets Pose Health and Safety Risks, Demand for Products of Our Licensees and Customers Could Decrease

Media reports and certain studies have suggested that radio frequency emissions from wireless handsets may be linked to health concerns, such as brain tumors, other malignancies and genetic damage to blood, and may interfere with electronic medical devices, like pacemakers, telemetry and delicate medical equipment. If concerns over radio frequency emissions grow, this could discourage the use of wireless handsets, and cause a decrease in demand for the products of our licensees and customers. Concerns over safety risks posed by the use of wireless handsets while driving and the effect of any resulting legislation, could reduce demand for the products of our licensees and customers.

Our Stock Price is Volatile

Historically, market prices for securities of companies involved in the wireless telecommunications industry have been volatile. Market prices for the common stock have historically been volatile due, in part, to the Company’s history of quarterly fluctuations of revenues and operating results. Announcements of, among other things, technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary technologies, results of patent enforcement activities, regulatory developments in both the United States and other countries, and global and national economic and political factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock.

GLOSSARY OF TERMS

Air Interface

The wireless interface between a terminal unit and the base station or between wireless devices in a communication system.

Base Station

The central radio transmitter/receiver, or group of central radio transmitters/receivers, that maintains communications with subscriber equipment sets within a given range (typically, a cell site).

CDMA

“Code Division Multiple Access”. A method of digital spread spectrum technology wireless transmission that allows a large number of users to share access to a single radio channel by assigning unique code sequences to each user.

CDMA2000

A standard, as amended, which evolved from narrowband CDMA technologies (i.e., TIA/EIA-95 and cdmaOne) and, include without limitation CDMA2000 1X, CDMA 1X EV-DO, CDMA-2000 1X_EV-DV and CDMA2000 3X. Although CDMA2000 1X is included under the IMT-2000 family of 3G standards, its functionality is similar to 2.5G technologies.

Digital

Information transmission where the data is represented in discrete numerical form.

FDD

“Frequency Division Duplex”. A duplex operation using a pair of frequencies, one for transmission and one for reception.

Frequency

The rate at which an electrical current or signal alternates, usually measured in Hertz.

GPRS

“General Packet Radio Systems”. A packet-based wireless communications service that enables high-speed wireless Internet and other data communications via GSM networks.

GSM

“Global System for Mobile Communications”. A digital cellular standard, based on TDMA technology, specifically developed to provide system compatibility across country boundaries.

Hertz

The unit of measuring radio frequency (one cycle per second).

High Speed Downlink Packet Access

A high speed means of transmitting data from communications infrastructure to compatible terminal equipment.

ITC

“InterDigital Technology Corporation”, one of our wholly-owned Delaware subsidiaries.

Multiple Access

A methodology (e.g., FDMA, TDMA, CDMA) by which multiple users share access to a transmission channel. Most modern systems accomplish this through “demand assignment” where the specific parameter (frequency, time slot, or code) is automatically assigned when a subscriber requires it.

PDC

“Personal Digital Cellular”. The standard developed in Japan for TDMA digital cellular mobile radio communications systems.

PHS

“Personal Handyphone System”. A digital cordless telephone system and digital network based on TDMA. This low-mobility microcell standard was developed in Japan. Commonly known as PAS in China.

Platform

The base technology of a system’s hardware and software that defines how the system is operated and determines other kinds of software that can be used.

Standards

Specifications that reflect agreements on products, practices, or operations by nationally or internationally accredited industrial and professional associations or governmental bodies in order to allow for interoperability.

TDD

“Time Division Duplexing”. A duplex operation using a single frequency, divided by time, for transmission and reception.

TDMA

“Time Division Multiple Access”. A method of digital wireless transmission that allows a multiplicity of users to share access (in a time ordered sequence) to a single channel without interference by assigning unique time segments to each user within the channel.

TIA/EIA-54

The original TDMA digital cellular standard in the United States. Implemented in 1992 and then upgraded to the TIA/EIA-136 digital standard in 1996.

TIA/EIA-136

A United States standard for digital TDMA technology.

Terminal

Equipment at the end of a communications path. Often referred to as an end-user device or handset. Terminal units include mobile phone handsets, personal digital assistants, computer laptops and telephones.

3G

“Third Generation”. A generic term usually used in reference to the next generation of digital mobile devices and networks, which provide high speed data communications capability along with voice services.

2G

“Second Generation”. A generic term usually used in reference to voice-oriented digital wireless products, primarily mobile handsets that provide basic voice services.

2.5G

A generic term usually used in reference to fully integrated voice and data digital wireless devices offering higher data rate services compared to 2G and enhanced Internet access.

WCDMA

“Wideband Code Division Multiple Access” or “Wideband CDMA”. The next generation of CDMA technology optimized for high speed packet-switched data and high-capacity circuit switched capabilities. A 3G technology.

Wideband

A communications channel with a user data rate higher than a voice-grade channel; usually 64kpbs to 2mbps.

Wireless

Radio-based systems that allow transmission of information without a physical connection, such as copper wire or optical fiber.

Wireless LAN (WLAN)

“Wireless local area network”. A collection of devices (computers, networks, portables, mobile equipment, etc.) linked wirelessly over a limited local area.

AVAILABLE INFORMATION

The Company has filed a Registration Statement on Form S-3 with the Commission relating to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

We are subject to the informational requirements of the Securities and Exchange Act of 1934 (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and special reports and other information with the Commission. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

You can inspect and copy the reports, proxy statements, and other information that we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material by mail at prescribed rates from the Commission’s Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access such material at the Commission’s home page on the Internet at http://www.sec.gov.

Our Common Stock is traded as “National Market Securities” on the Nasdaq National Market. Materials that we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Prior to April 26, 2000, our Common Stock was listed on the American Stock Exchange. Thus, certain reports, proxy statements and other information concerning the Company previously filed may also be inspected at the offices of the American Stock Exchange, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

In addition, we will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report for the Company’s latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. Such requests should be directed to InterDigital Communications Corporation, 781 Third Avenue King of Prussia, Pennsylvania 19406, Attention: General Counsel; telephone number (610) 878-7800.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2002 (together with Amendment No. 1 to Annual Report on Form 10-K/A filed January 28, 2004);

(b) Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2003 (together with Amendment No. 1 to Quarterly Report on Form 10-Q/A filed on July 2, 2003), June 30, 2003 (together with Amendment No. 1 to Quarterly Report on Form 10-Q/A filed on January 28, 2004) and September 30, 2003;

(c) Our Current Reports on Form 8-K filed with the Commission on June 4, 2003, July 22, 2003, August 14, 2003 (together with Amendment No. 1 to Current Report on Form 8-K/A filed October 14, 2003), September 24, 2003, September 29, 2003, November 4, 2003, November 21, 2003, November 25, 2003, and March 1, 2004; and,

(d) the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 25, 2000 (together with Amendment No. 1 on Form 8-A/A filed with the Commission on May 2, 2000) and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

SELLING SHAREHOLDERS

The following table sets forth the names of the Selling Shareholders and certain information regarding the beneficial ownership of the Company’s Common Stock held by the Selling Shareholders as of February 26 and 27, 2004, respectively, and as adjusted to reflect the sale of the shares offered by this Prospectus:

Name	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered		Beneficial Ownership After Offering
					Number of Shares	Percent of Class (if greater than 1%)
George Calhoun	91,000	(1)	90,000	(1)	1,000	—
Liberty View Funds, LP(2)	80,000	(3)	80,000	(3)	—	—

1.	Includes 90,000 shares issuable upon the exercise of a warrant to purchase 90,000 shares at an exercise price of $5.85 per share which expires on June 1, 2004.

2.	Any two of George T. Hartigan, Richard A. Meckler and Steven S. Rogers, acting jointly, have investment and voting control over the shares beneficially owned by Liberty View Funds, LP as assignor from CPR (USA) Inc., f/k/a Paresco, Inc.

3.	Consists of 80,000 shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $7.625 per share which expires on October 1, 2006.

PLAN OF DISTRIBUTION

The Company is registering the Shares on behalf of the Selling Shareholders. As used herein, “Selling Shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named Selling Shareholders as a gift, pledge, partnership distribution or other non-sale related transfer, after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such brokers-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule 144.

Upon the Company being notified by any of the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by any of the Selling Shareholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

LEGAL MATTERS

The validity of the Common Stock registered hereunder has been passed upon for the Company by Lawrence F. Shay, Esq., 781 Third Avenue, King of Prussia, Pennsylvania 19406. Mr. Shay is General Counsel and Corporate Secretary of the Company, and as of February 18, 2004 Mr. Shay owns 8,548 shares of Common Stock and options to purchase 53,165 shares of Common Stock.

EXPERTS

The consolidated financial statements of InterDigital Communications Corporation and its subsidiaries as of and for the year ended December 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this Prospectus as having certified our consolidated financial statements for the three years ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen will not have any liability under Section 11 of the Securities Act for false and misleading statements and omissions contained in this prospectus, including the financial statements, and any claims against Arthur Andersen related to any such false and misleading statements and omissions may be limited.

InterDigital Communications Corporation

PROSPECTUS

Common Stock

                , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

SEC registration fee	$273.45	*
Accounting fees and expenses	$1,250.00	**
Legal fees and expenses	$50,000.00	**
Miscellaneous	$3,476.55
Total	$55,000.00	**

*	Actual

**	Estimated in connection with the registration of the Shares for resale.

Item 15.	Indemnification of Directors and Officers

Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) and the Company’s By-Laws, as amended through March 21, 2002, provide for indemnification of the Company’s directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company’s request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. As permitted under the BCL, the Company’s By-Laws provide that the Company (to the full extent permitted under the BCL) shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company’s request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness. The Company’s By-Laws authorize the Company to purchase and maintain insurance to insure its indemnification obligations on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against him and incurred by him or on his behalf in any such capacity.

Consistent with the indemnification provisions of the Company’s By-laws and under the BCL, the Company has entered a separate indemnity agreement with each of the following individuals (each of whom serves or has served as a director, officer, employee or agent of the Company and/or of one or more of its subsidiaries): Lisa A. Alexander, D. Ridgely Bolgiano, Richard J. Brezski, Alain C. Briancon, Harry G. Campagna, Steven T. Clontz, Joseph

S. Colson, Jr., Patrick J. Donahue, Richard J. Fagan, Howard E. Goldberg, Guy M. Hicks, Gary D. Isaacs, John D. Kaewell, Brian G. Kiernan, Mark A. Lemmo, Linda S. Lutkefedder, William J. Merritt, William C. Miller, Rebecca B. Opher, Robert S. Roath, Jane S. Schultz, Lawrence F. Shay, and Charles R. Tilden (each particular agreement an “Indemnity Agreement,” with each individual counter-party an “Indemnitee”). The Indemnity Agreements are substantially identical in all material respects, except as to the particular Indemnitee that is party thereto and the dates thereof.

Under each Indemnity Agreement, the Company contractually indemnifies the Indemnitee, and assumes for itself maximum liability for expenses and damages in connection with claims against such Indemnitee in connection with his or her service to the Company and its subsidiaries. In particular, under each Indemnity Agreement, the Company agrees (i) that it shall obtain and maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers, and that in all policies of such directors’ and officers’ liability insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the other Indemnitees serving the company in a capacity similar to that of the particular Indemnitee; (ii) that it shall indemnify the Indemnitee against all expenses and liabilities related to any proceeding to which the Indemnitee is was or is a party or is threatened to be made a party, including, without limitation, a proceeding by or in the right of the Company, by reason of the fact that the Indemnitee is or was a director, officer, employee, and/or agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, at any time in the past, present or future, provided the Indemnitee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company; and (iii) that if prior to, during the pendency or after completion of any proceeding described in clause (ii) herein, the Indemnitee becomes deceased, the Company shall indemnify the Indemnitee’s heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever actually and reasonably incurred to the extent the Indemnitee would have been entitled to indemnification described in clause (ii) herein were the Indemnitee still alive. As is stated therein, the intent of each Indemnity Agreement is to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent permitted by law.

Item 16.	Exhibits

5	Opinion of Lawrence F. Shay, Esq.

23.1	Consent of Independent Accountants

23.2	Consent of Lawrence F. Shay, Esq.

* 25	Power of Attorney

*	Previously filed.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed in Item 15 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on March 2, 2004.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/s/ HOWARD E. GOLDBERG

Howard E. Goldberg, Director, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ R. J. FAGAN

Richard J. Fagan, Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Date: March 2, 2004	*

Harry G. Campagna, Chairman of the Board

Date: March 2, 2004	/s/ HOWARD E. GOLDBERG

Howard E. Goldberg, Director, President and Chief Executive Officer

Date: March 2, 2004	*

D. Ridgely Bolgiano, Director

Date: March 2, 2004	*

Steven T. Clontz, Director

Date: March 2, 2004	*

Robert S. Roath, Director

* By:	/s/ HOWARD E. GOLDBERG

Howard E. Goldberg, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Lawrence F. Shay, Esq.
23.1	Consent of Independent Accountants
23.2	Consent of Lawrence F. Shay, Esq.